Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

HC Government Realty Trust, Inc.

Winston-Salem, North Carolina

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement of HG Holdings, Inc. (the “Company”) and to the inclusion of our report dated April 2, 2020, with respect to the consolidated balance sheets of HC Government Realty Trust, Inc. as of December 31, 2019 and 2018, and of the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2019 and 2018, which reports appear in the accompanying prospectus on Form S-1/A of HG Holdings, Inc.

/s/ CHERRY BEKAERT LLP

Richmond, Virginia

April 13, 2020